PRESS RELEASE
Exhibit 1
November 7, 2008
Eksportfinans ASA to Voluntarily Withdraw Securities from American Stock Exchange pursuant to NYSE Euronext’s Acquisition of Amex
Oslo, November 7, 2008 — Eksportfinans ASA today announced that it will voluntarily withdraw $18,268,000 PLUS Notes Linked to the S&P 500® Index due March 20, 2009 currently listed on the American Stock Exchange. The voluntary delisting of the securities is occurring as a result of the acquisition of the Amex by NYSE Euronext and NYSE Euronext’s plans to consolidate all listed exchange-traded funds and structure products on NYSE Arca and the consequent delisting of all securities from the Amex. Eksportfinans has decided not to transfer the listing of the securities to the NYSE Arca.

For further information, please contact:
EVP Director of Staff/ Head of Communications Elise Lindbæk,
tel: + 47 22 01 22 64, mobile: +47 90 51 82 50, e-mail: el@eksportfinans.no.
Eksportfinans is the Norwegian institute for export financing. Owned by banks and the Norwegian Government, we offer competitive long term financing to both the export industry and the public sector.

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